Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NACCO Industries, Inc. Supplemental Executive Long-Term Incentive Bonus Plan for the registration of 100,000 shares of Class A common stock of our reports dated February 29, 2012, with respect to the consolidated financial statements and schedules of NACCO Industries, Inc., and the effectiveness of internal control over financial reporting of NACCO Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

August 10, 2012